Ex. 99.1
XPEL Reports Third Quarter 2022 Results

San Antonio, TX – November 9, 2022– XPEL, Inc. (Nasdaq: XPEL) a global provider of protective films and coatings, today announced results for the third quarter and nine months ended September 30, 2022.

Third Quarter 2022 Highlights:

•Revenues increased 31.0% to a record $89.8 million in the third quarter.

•Gross margin percentage improved to 39.8% in the third quarter, a new high for the Company.

•Net income grew 59.9% to $13.3 million, or $0.48 per share, compared to $8.3 million, or $0.30 per share, in the same quarter of 2021.

•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 66.0% to $18.9 million, or 21.1% of revenues compared to $11.4 million in third quarter 2021.1

First Nine Months Highlights:

•Revenues increased 29.8% to $245.5 million in the first nine months of 2022.

•Gross margin percentage improved to 39.3% in the first nine months of 2022.

•Net income grew 30.2% to $33.0 million, or $1.20 per share, compared to $25.4 million, or $0.92 per share, in the first nine months of 2021.

•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 40.6% to $48.0 million, or 19.5% of revenues compared to $34.1 million in the first nine months of 2021.1

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “Our strong third quarter results reflect on-going momentum in the business even in the face of economic uncertainty. We saw solid performance across most of our regions and we look forward to continuing to build on this momentum as we close out the year.”

For the Quarter Ended September 30, 2022:

Revenues. Revenues increased approximately $21.2 million or 31.0% to $89.8 million as compared to $68.5 million in the third quarter of the prior year.

Gross Margin. Gross margin was 39.8% compared to 35.7% in the third quarter of 2021.

Expenses. Operating expenses increased to $18.5 million, or 20.6% of sales, compared to $14.1 million, or 20.6% of sales in the prior year period.

Net income. Net income was $13.3 million, or $0.48 per basic and diluted share, versus net income of $8.3 million, or $0.30 per basic and diluted share in the third quarter of 2021.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $18.9 million, or 21.1% of sales, as compared to $11.4 million, or 16.6% of sales in the prior year.1

For the Nine Months Ended September 30, 2022:

Revenues. Revenues increased approximately $56.4 million or 29.8% to $245.5 million as compared to $189.1 million in the first nine months of the prior year.

Gross Margin. Gross margin was 39.3% compared to 35.9% in the first nine months of 2021.

Expenses. Operating expenses increased to $53.4 million, or 21.7% of sales, compared to $36.4 million or 19.2% of sales in the prior year period.

Net income. Net income was $33.0 million, or $1.20 per basic and diluted share versus net income of $25.4 million, or $0.92 per basic and diluted share in the first nine months of 2021.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $48.0 million, or 19.5% of sales, as compared to $34.1 million, or 18.0% of sales in the prior year.1

1 See reconciliation of non-GAAP financial measures below

Conference Call Information

The Company will host a conference call and webcast today, November 9, 2022 at 11:00 a.m. Eastern Time to discuss the Company’s third quarter 2022 results.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial 888-506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use access code: 868222

A replay of the teleconference will be available until December 9, 2022 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 46864.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: xpel@imsinvestorrelations.com

XPEL Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Product revenue	$72,616	$56,996	$197,753	$160,595
Service revenue	17,142	11,533	47,759	28,536
Total revenue	89,758	68,529	245,512	189,131

Cost of Sales
Cost of product sales	47,225	39,701	129,646	111,839
Cost of service	6,767	4,374	19,400	9,303
Total cost of sales	53,992	44,075	149,046	121,142
Gross Margin	35,766	24,454	96,466	67,989

Operating Expenses
Sales and marketing	6,297	4,904	18,515	12,978
General and administrative	12,162	9,183	34,859	23,423
Total operating expenses	18,459	14,087	53,374	36,401

Operating Income	17,307	10,367	43,092	31,588

Interest expense	391	46	933	143
Foreign currency exchange loss	372	149	833	122

Income before income taxes	16,544	10,172	41,326	31,323
Income tax expense	3,226	1,841	8,302	5,959
Net income	$13,318	$8,331	$33,024	$25,364

Earnings per share
Basic	$0.48	$0.30	$1.20	$0.92
Diluted	$0.48	$0.30	$1.20	$0.92
Weighted Average Number of Common Shares
Basic	27,616	27,613	27,614	27,613
Diluted	27,620	27,613	27,615	27,613

XPEL Inc.
Condensed Consolidated Balance Sheets
(In thousands except per share data)

	(Unaudited)	(Audited)
	September 30, 2022	December 31, 2021
Assets
Current
Cash and cash equivalents	$10,245	$9,644
Accounts receivable, net	17,944	13,159
Inventory, net	69,388	51,936
Prepaid expenses and other current assets	7,065	3,672
Income tax receivable	—	617
Total current assets	104,642	79,028
Property and equipment, net	12,658	9,898
Right-of-use lease assets	15,194	12,910
Intangible assets, net	29,426	32,733
Other non-current assets	921	791
Goodwill	25,417	25,655
Total assets	$188,258	$161,015
Liabilities
Current
Current portion of notes payable	140	375
Current portion lease liabilities	3,155	2,978
Accounts payable and accrued liabilities	28,048	32,915
Income tax payable	472	—
Total current liabilities	31,815	36,268
Deferred tax liability, net	2,502	2,748
Other long-term liabilities	899	2,631
Borrowings on line of credit	26,000	25,000
Non-current portion of lease liabilities	12,089	9,830
Non-current portion of notes payable	—	76
Total liabilities	73,305	76,553
Commitments and Contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,616,064 issued and outstanding	28	28
Additional paid-in-capital	10,869	10,581
Accumulated other comprehensive loss	(3,411)	(590)
Retained earnings	107,467	74,443
Total stockholders’ equity	114,953	84,462
Total liabilities and stockholders’ equity	$188,258	$161,015

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation
(In thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Income	13,318	8,331	33,024	25,364
Interest	391	46	933	143
Taxes	3,226	1,841	8,302	5,959
Depreciation	890	456	2,486	1,258
Amortization	1,117	735	3,248	1,420
EBITDA	18,942	11,409	47,993	34,144